SUB-ADVISORY AGREEMENT

                                ING MUTUAL FUNDS

      AGREEMENT made this 3rd day of April, 2006 between ING Investments, LLC, an Arizona limited liability company (the "Manager"), and Tradewinds NWQ Global Investors, LLC, a Delaware limited liability company (the "Sub-Adviser" or "NWQ") (the "Agreement").

      WHEREAS, ING Mutual Funds (the "Fund") is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company;

      WHEREAS, the Fund is authorized to issue separate series, each series having its own investment objective or objectives, policies, and limitations; and

      WHEREAS, the Fund may offer shares of additional series in the future; and

      WHEREAS, pursuant to an Investment Management Agreement, dated February 1, 2005 (the "Management Agreement"), a copy of which has been provided to the Sub-Adviser, the Fund has retained the Manager to render advisory and management services with respect to certain of the Fund's series; and

      WHEREAS, pursuant to authority granted to the Manager in the Management Agreement, the Manager wishes to retain the Sub-Adviser to furnish investment advisory services to one or more of the series of the Fund, and the Sub-Adviser is willing to furnish such services to the Fund and the Manager.

      NOW, THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Manager and the Sub-Adviser as follows:

      1. Appointment. The Manager hereby appoints the Sub-Adviser to act as the investment adviser and manager to the series of the Fund set forth on Schedule A hereto (the "Series") for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

      In the event the Fund designates one or more series (other than the Series) with respect to which the Manager wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Manager in writing, whereupon such series shall become a Series hereunder, and be subject to this Agreement.

      2. Sub-Adviser Duties. Subject to the supervision of the Fund's Board of Trustees and the Manager, the Sub-Adviser will provide a continuous investment program for each Series' portfolio and determine in its discretion the composition of the assets of each Series' portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio as the Fund's agent and attorney-in-fact with full power and authority in connection with such assets without prior consultation with any of the Manager, the Fund or the Fund's Board of Trustees. The Sub-Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of each Series' assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of the Series should be held in the various securities, cash and other investments in which it may invest. To the extent permitted by the investment policies of each Series, the Sub-Adviser shall make decisions for the Series as to foreign currency matters and make determinations as to and execute and perform foreign currency exchange contracts on behalf of the Series. The Sub-Adviser will provide the services under this Agreement in accordance with each Series' respective investment objective or objectives, policies, and restrictions as agreed upon by the Manager and the Sub-Adviser and as set forth in the Fund's Registration Statement filed with the Securities and Exchange Commission ("SEC"), as amended to reflect such agreement by the parties hereto, copies of which shall be sent to the Sub-Adviser by the Manager prior to the commencement of this Agreement and promptly following any such amendment. The Sub-Adviser further agrees as follows:

            (a) The Sub-Adviser will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund's Board of Trustees of which the Sub-Adviser has been sent a copy, and the provisions of the Registration Statement of the Fund filed under the Securities Act of 1933 (the "1933 Act") and the 1940 Act, as supplemented or amended, of which the Sub-Adviser has received a copy, and with the Manager's portfolio manager operating policies and procedures as in effect on the date hereof, as such policies and procedures may be revised or amended by the Manager and agreed to by the Sub-Adviser. If a procedure applicable to a Series is to be revised, the Manager will provide reasonable prior notice to the Sub-Adviser of the proposed revisions, including a copy of the procedure as proposed to be revised.

            (b) In carrying out its duties under the Sub-Advisory Agreement, the Sub-Adviser will comply with the following policies and procedures:

                  (i) The Sub-Adviser will manage each Series so that it meets the income and asset diversification requirements of Section 851 of the Internal Revenue Code.

                  (ii) The Sub-Adviser will have no duty to vote any proxy
            solicited by or with respect to the issuers of securities in which assets of the Series are invested unless the Manager gives the Sub-Adviser written instructions to the contrary. The Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing. The Manager will be solely responsible for making all required filings of Form N-PX with the appropriate regulatory bodies.

                  The Sub-Adviser will make appropriate personnel reasonably available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested. Upon request, the Sub-Adviser will submit a written voting recommendation to the Manager for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Series. The Sub-Adviser shall not be liable to the Manager, the Fund or any of the Fund's shareholders as a result of any act, conduct or omission of the Manager in connection with its voting of proxies associated with securities contained in any of the Series. The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation.

                  (iii) In connection with the purchase and sale of securities for each Series, the Sub-Adviser will arrange for the transmission to the custodian and portfolio accounting agent for the Series, as needed, such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform its administrative and record keeping responsibilities with respect to the Series. With respect to portfolio securities to be settled through the Depository Trust Company, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such trades to the Fund's custodian and portfolio accounting agent.

                  (iv) The Sub-Adviser will assist the custodian and portfolio accounting agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for the Fund or adopted by the Board of Trustees, the value of any portfolio securities or other assets of the Series for which the custodian and portfolio accounting agent seeks assistance from or identifies for review by the Sub-Adviser. The parties acknowledge that the Sub-Adviser is not a custodian of the Series' assets and will not take possession or custody of such assets nor a pricing agent or the pricing agent for the Fund. The Sub-Adviser shall not be liable for any valuation determined or adopted by the Fund, the Fund's custodian and/or portfolio accounting agent, as contemplated in this Agreement, unless such determination is made based upon information provided by the Sub-Adviser that is materially incorrect or incomplete as a result of the Sub-Adviser's gross negligence.

                  (v) The Sub-Adviser will provide the Manager, no later than the 10th business day following the end of each Series' semi-annual period and fiscal year, a letter to shareholders (to be subject to review and editing by the Manager) containing a discussion of those factors referred to in Item 5(a) of 1940 Act Form N-1A in respect of both the prior quarter and the fiscal year to date.

                  (vi) The Sub-Adviser will complete and deliver to the Manager a written compliance checklist in a form provided by the Manager for each month by the 10th business day of the following month.

            (c) The Sub-Adviser will complete and deliver to the Manager by the 10th business day of each month a written report on each Series of the Fund that contains the following information as of the immediately previous month's end.

                  (i) A performance comparison to the Series benchmark listed in the prospectus as well as a comparison to other mutual funds as listed in the rankings prepared by Lipper Analytical Services, Inc., Morningstar, Inc., or similar independent services that monitor the performance of mutual funds or with other appropriate indexes of investment securities;

                  (ii) Composition of the assets of each Series' portfolio and the impact of key portfolio holdings and sector concentrations on the Series; and

                  (iii) Confirmation of each Series' current investment
            objective and Sub-Adviser's projected plan to realize the Series' investment objectives.

            (d) The Sub-Adviser will assist the Manager, as reasonably requested, in its discussions with Morningstar to clarify any style box conflicts with each Series' style and the anticipated timeframe in which Morningstar will remedy such conflicts, if any.

            (e) The Sub-Adviser will make available to the Fund and the Manager, promptly upon request, any of the Series' investment records and ledgers maintained by the Sub-Adviser (which shall not include the records and ledgers maintained by the custodian or portfolio accounting agent for the
      Fund) as are necessary to assist the Fund and the Manager to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940 (the "Advisers Act"), as well as other applicable laws. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services in respect to the Series which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

            (f) The Sub-Adviser will provide reports to the Fund's Board of Trustees for consideration at meetings of the Board of Trustees on the investment program for each Series and the issuers and securities represented in each Series' portfolio, and will furnish the Fund's Board of Trustees with respect to each Series such periodic and special reports as the Trustees and the Manager may reasonably request.

            (g) In rendering the services required under this Agreement, the Sub-Adviser may, from time to time, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. However, the Sub-Adviser may not retain as sub-adviser any company that would be an "investment adviser," as that term is defined in the 1940 Act, to the Series unless the contract with such company is approved by a majority of the Trust's Board of

      Trustees and a majority of Trustees who are not parties to any agreement or contract with such company and who are not "interested persons," as defined in the 1940 Act, of the Trust, the Manager, or the Sub-Adviser, or any such company that is retained as sub-adviser. The Sub-Adviser shall be responsible for making reasonable inquiries and for reasonably ensuring that any employee of the Sub-Adviser, any sub-adviser that the Sub-Adviser has employed or with which it has associated with respect to the Series, or any employee thereof has not, to the best of the Sub-Adviser's knowledge, in any material connection with the handling of Trust assets:

                  (i) been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

                  (ii) been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

                  (iii) been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

      3. Broker-Dealer Selection. The Sub-Adviser is authorized to make decisions to buy and sell securities and other investments for each Series' portfolio, broker-dealer selection, and negotiation of brokerage commission rates in effecting a security transaction. The Sub-Adviser's primary consideration in effecting a security transaction will be to obtain the best execution for the Series, taking into account factors specified in the prospectus and/or statement of additional information for the Fund, the price of the security or other investment (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, the experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and the firm's risk in positioning a block of securities. Accordingly, the price to a Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. Subject to such policies as the Fund's Board of Trustees or Manager may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Series to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Series and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards, the Sub-Adviser is further authorized to allocate the orders placed by it on behalf of a Series managed by the Sub-Adviser to an affiliated broker-dealer of either the Sub-Adviser or the Manager or to such brokers and dealers who also provide research or statistical material, or other services to the Series, the Sub-Adviser, or an affiliate of the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine consistent with the above standards, and the Sub-Adviser will report on said allocation regularly to the Fund's Board of Trustees indicating the broker-dealers to which such allocations have been made and the basis therefor.

      4. Representations.

            (a) The Sub-Adviser agrees and represents that:

                  (i) the information it has provided for inclusion in the
            Post-Effective Amendment to the Registration Statement for the Fund filed with the SEC regarding the Series, including the prospectus and statement of additional information (collectively, "Registration Materials") is true and does not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and

                  (ii) the Sub-Adviser has reviewed such information, as
            included in the Registration Materials, and, to the Sub-Adviser's knowledge, with respect to the disclosure contained in the Registration Materials based upon information provided by the Sub-Adviser, such disclosure contains no untrue statement of a material fact and does not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

            (b) The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and will maintain such registration so long as this Agreement remains in effect. The Sub-Adviser will provide the Manager with a copy of the Sub-Adviser's Form ADV, Part II, and will promptly provide to the Manager any updates or revisions to the Sub-Adviser's Form ADV.

            (c) The Manager agrees and represents that:

                  (i) the Manager and representatives of the Fund prepared the
            Registration Materials and the Registration Materials (including the prospectus for each Series) comply in all material respects with all applicable laws, rules and regulations in each relevant jurisdiction;

                  (ii) the Registration Materials (including the prospectus for each Series) do not contain any untrue statement of a material fact or omit to state any material fact required by any applicable law to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading under applicable law; and

                  (iii) the Manager and the Fund and all of their respective officers, directors, partners, employees and agents will comply, in all material respects, with all applicable laws and rules related to the Manager, the Fund, the offering and sale of shares of the Series and the business of the Fund and the Sub-Adviser shall not be liable to the Manager, the Fund or any of the Fund's shareholders as a result of any act, conduct or omission of the Manager or its officers, employees, affiliates or agents.

      5. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff and for their activities in connection with its portfolio management duties under this Agreement. The Manager or the Fund shall be responsible for all the expenses of the Fund's operations. In addition, if the Fund is required, under applicable law, to supplement the Registration Materials because of a change requested by the Sub-Adviser, the Sub-Adviser will reimburse the Fund and/or the Manager for the cost preparing and distributing such supplement, unless the Sub-Adviser is requesting the change in order to comply with an applicable law, rule or regulation.

      6. Compensation. For the services provided to each Series, the Manager will pay the Sub-Adviser an annual fee equal to the amount specified for such Series in Schedule A hereto, payable monthly in arrears. The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties. In accordance with the provisions of the Management Agreement, the Manager is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Manager; provided, however, that if the Fund fails to pay the Manager all or a portion of the management fee under said Management Agreement when due, and the amount that was paid is insufficient to cover the Sub-Adviser's fee under this Agreement for the period in question, then the Sub-Adviser may enforce against the Fund any rights it may have as a third-party beneficiary under the Management Agreement and the Manager will take all steps appropriate under the circumstances to collect the amount due from the Fund.

      7. Marketing Materials.

            (a) During the term of this Agreement, the Sub-Adviser agrees to furnish the Manager at its principal office for prior review and approval by the Manager all written and/or printed materials, including but not limited to, PowerPoint(R) or slide presentations, news releases, advertisements, brochures, fact sheets and other promotional, informational or marketing materials (the "Marketing Materials") prepared for public dissemination, that are produced by the Sub-Adviser or its affiliates in connection with the Series, and Sub-Adviser shall not use any such materials if the Manager reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. Marketing Materials may be furnished to the Manager by first class or overnight mail, facsimile transmission equipment, electronic delivery or hand delivery. The Manager agrees that the Sub-Adviser may identify the Fund and each Series on its client list for public distribution.

            (b) During the term of this Agreement, the Manager agrees to furnish the Sub-Adviser at its principal office all Registration Materials (and any constituent components of the Registration Materials) and any amendments thereto, proxy statements, reports to shareholders, Marketing Materials or other materials prepared for distribution to shareholders of each Series or the public that refer to the Sub-Adviser in any way, prior to the use thereof, and the Manager shall not use any such materials if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. The Sub-Adviser's right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services, performance and strategies. Marketing Materials may be furnished to the Sub-Adviser by first class or overnight mail, facsimile transmission equipment, electronic delivery or hand delivery.

            (c) Neither the Manager nor the Fund, nor any affiliate of either, will use the registered trademarks, service marks, logos, names or other proprietary designations of NWQ, its subsidiaries and/or affiliates without NWQ's prior written approval. The Manager and the Fund will submit to NWQ for its prior written approval any advertising or promotional material using NWQ's name or any name associated with an affiliate of NWQ, or any trademarks, service marks, logos or proprietary designations related to any of the foregoing.

      8. Compliance.

            (a) The Sub-Adviser shall use reasonable compliance techniques as the Manager or the Board of Trustees may adopt, including any written compliance procedures.

            (b) The Sub-Adviser agrees that it shall promptly notify the Manager and the Fund (i) in the event that the SEC has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, or (ii) upon having a reasonable basis for believing that the Series has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Sub-Adviser further agrees to notify the Manager and the Fund promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement or prospectus for the Fund (which describes the Series), or any amendment or supplement thereto, or if any statement contained therein that becomes untrue in any material respect.

            (c) The Manager agrees that it shall promptly notify the Sub-Adviser
      (i) in the event that the SEC has censured the Manager or the Fund; placed limitations upon either of their activities, functions, or operations;

      suspended or revoked the Manager's registration as an investment adviser or the Fund's registration under the 1940 Act; or has commenced proceedings or an investigation against either the Manager or the Fund that may result in any of these actions, or (ii) upon having a reasonable basis for believing that the Series has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.

      9. Books and Records. The Sub-Adviser hereby agrees that all records which it maintains for the Series are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's or the Manager's request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act.

      10. Cooperation; Confidentiality. Each party to this Agreement agrees to provide reasonable cooperation with the other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Fund. Subject to the foregoing, the Sub-Adviser shall treat as confidential all information pertaining to the Fund and actions of the Fund, the Manager and the Sub-Adviser, and the Manager shall treat as confidential and use only in connection with the Series all information pertaining to or furnished by the Sub-Adviser to the Fund or the Manager, in connection with its duties under the Agreement except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-Adviser, the Manager or the Fund, or if available from a source other than the Manager, Sub-Adviser or the Fund.

      11. Exclusivity.

            (a) Beginning February 1, 2005 and ending on February 1, 2007 (the "Exclusivity Term"), the Sub-Adviser agrees that it will not enter into an investment advisory agreement with respect to any open-end investment company registered under Section 8 of the 1940 Act, or, alternatively, any portfolio or series thereof, as the case may be, that (i) has an investment strategy substantially similar to that of any Series identified at Schedule A to this Agreement; and (ii) has its shares offered primarily on a retail basis in the United States through intermediaries (each such investment company, or, alternatively, any portfolio or series thereof, as the case may be, an "Excluded Fund"); except that, during such Exclusivity Term, Sub-Adviser may enter into an investment advisory agreement with an Excluded Fund that: (1) is organized and/or offered by Nuveen Investments, Inc. and/or any subsidiary or affiliate thereof ("Nuveen"); and (2) has a gross management fee equal to or higher than the lesser of (x) the gross management fee of the corresponding Series or (y) 1.00%. For purposes of the foregoing clause (2), any breakpoint fees attributable to an Excluded Fund organized and/or offered by Nuveen, whether fund-specific or complex-wide, which would have the effect of reducing the otherwise stated management fee level, shall not be taken into account.

            (b) For purposes of clarification, it is understood and agreed by the parties that this Section 11(a) shall have no force, effect on or applicability to any fund, pool of assets, collective investment scheme or any other client to which the Sub-Adviser provides advisory services as of February 1, 2005 and that Section 11(a) shall never be applicable to any client of Sub-Adviser that is not an Excluded Fund, except as provided in the case of Nuveen above. Furthermore, for purpose of clarity, it is understood and agreed by the parties hereto that Section 11(a) shall not apply to any institutional fund or share class providing for minimum investments of $250,000 or more nor shall it apply to the sale of any "R" class of shares associated with any fund organized and/or offered by Nuveen. In addition, this Section 11 will not apply in the case where the Sub-Adviser manages a "sleeve" of a fund or to any "fund of funds," "manager of managers" or "multi-manager" arrangement or other collective investment scheme(s). Lastly, it is understood and agreed by the parties to this Agreement that this Section 11 shall immediately have no further force, effect on or applicability to the parties to this Agreement on February 1, 2007 or, with respect to any Series identified at Schedule A to this Agreement, if the Agreement is terminated with respect to that Series prior to February 1, 2007.

      12. Prohibited Conduct. The Sub-Adviser may not engage in prior consultation with any other sub-adviser of the Fund concerning transactions in securities or other assets for any investment portfolio of the Fund, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act. This Section 12 does not apply to Sub-Adviser's disclosure of a Series' portfolio holdings in accordance with the Fund's policies and procedures governing portfolio holdings disclosure.

      13. Representations Respecting Sub-Adviser. The Manager agrees that neither the Manager, nor affiliated persons of the Manager, shall give any information or make any representations or statements in connection with the sale of shares of the Series concerning the Sub-Adviser or the Series other than the information or representations contained in the Registration Statement, prospectus, or statement of additional information for the Fund's shares, as they may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved in advance by the Sub-Adviser, except with the prior permission of the Sub-Adviser.

      14. Control. Notwithstanding any other provision of the Agreement, it is understood and agreed that day-to-day management of the Series will be delegated to the Sub-Adviser, subject to the oversight of the Manager and the Fund's Board of Trustees, which shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement. The Fund has reserved the right to reasonably direct any action hereunder taken on its behalf by the Sub-Adviser.

      15. Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Manager agrees that the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls the Sub-Adviser

(a) shall bear no responsibility and shall not be subject to any liability for any act or omission respecting any series of the Fund that is not a Series hereunder, and (b) shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser's duties, or by reason of reckless disregard of the Sub-Adviser's obligations and duties under this Agreement.

      16. Indemnification.

            (a) The Manager agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls ("controlling person") the Sub-Adviser (all of such persons being referred to as "Sub-Adviser Indemnified Persons") against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Manager's responsibilities to the Fund which (1) may be based upon the Manager's negligence, willful misfeasance, bad faith or reckless disregard in the performance of its duties to the Fund (which could include a negligent action or a negligent omission to act), or by reason of the Manager's breach of its obligations and duties under this Agreement, or (2) may be based upon any untrue statement of a material fact contained in the Registration Statement or prospectus covering shares of the Fund or any Series, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Fund or to any affiliated person of the Manager by a Sub-Adviser Indemnified Person; provided however, that in no case shall the indemnity in favor of the Sub-Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

            (b) Notwithstanding Section 15 of this Agreement, the Sub-Adviser agrees to indemnify and hold harmless the Manager, any affiliated person of the Manager, and any controlling person of the Manager (all of such persons being referred to as "Manager Indemnified Persons") against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a Manager Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising as a result of the Sub-Adviser's negligence, willful misfeasance, bad faith or reckless disregard in the performance of its duties to the Fund (which could include a negligent action or a negligent omission to act), or by reason of the Sub-Adviser's breach of its obligations and duties under this Agreement, or (2) may be based upon any untrue statement of a material fact contained in the Registration Statement or prospectus covering the shares of the Fund or any Series, or any amendment or supplement thereto, or the omission to state therein a material fact known or which should have been known to the Sub-Adviser and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to the Manager, the Fund, or any affiliated person of the Manager or Fund by the Sub-Adviser or any affiliated person of the Sub-Adviser; provided, however, that in no case shall the indemnity in favor of a Manager Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

            (c) The Manager shall not be liable under Paragraph (a) of this
      Section 16 with respect to any claim made against a Sub-Adviser Indemnified Person unless such Sub-Adviser Indemnified Person shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Sub-Adviser Indemnified Person (or after such Sub-Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Manager of any such claim shall not relieve the Manager from any liability which it may have to the Sub-Adviser Indemnified Person against whom such action is brought except to the extent the Manager is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Sub-Adviser Indemnified Person, the Manager will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Sub-Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Sub-Adviser Indemnified Person. If the Manager assumes the defense of any such action and the selection of counsel by the Manager to represent the Manager and the Sub-Adviser Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Sub-Adviser Indemnified Person, adequately represent the interests of the Sub-Adviser Indemnified Person, the Manager will, at its own expense, assume the defense with counsel to the Manager and, also at its own expense, with separate counsel to the Sub-Adviser Indemnified Person, which counsel shall be satisfactory to the Manager and to the Sub-Adviser Indemnified Person. The Sub-Adviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Manager shall not be liable to the Sub-Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Sub-Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Manager shall not have the right to compromise on or settle the litigation without the prior written consent of the Sub-Adviser Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Sub-Adviser Indemnified Person.

            (d) The Sub-Adviser shall not be liable under Paragraph (b) of this
      Section 16 with respect to any claim made against a Manager Indemnified Person unless such Manager Indemnified Person shall have notified the Sub-Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Manager Indemnified Person (or after such Manager Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Sub-Adviser of any such claim shall not relieve the Sub-Adviser from any liability which it may have to the Manager Indemnified Person against whom such action is brought except to the extent the Sub-Adviser is prejudiced by the failure or delay in giving such notice. In case any such action is brought against the Manager Indemnified Person, the Sub-Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Manager Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Manager Indemnified Person. If the Sub-Adviser assumes the defense of any such action and the selection of counsel by the Sub-Adviser to represent both the Sub-Adviser and the Manager Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Manager Indemnified Person, adequately represent the interests of the Manager Indemnified Person, the Sub-Adviser will, at its own expense, assume the defense with counsel to the Sub-Adviser and, also at its own expense, with separate counsel to the Manager Indemnified Person, which counsel shall be satisfactory to the Sub-Adviser and to the Manager Indemnified Person. The Manager Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Sub-Adviser shall not be liable to the Manager Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Manager Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Sub-Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Manager Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Manager Indemnified Person.

      17. Duration and Termination.

            (a) This Agreement shall become effective on the date first indicated above, subject to the condition that the Fund's Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager or the Sub-Adviser, and the shareholders of each Series, shall have approved this Agreement. Unless terminated as provided herein, this Agreement shall remain in full force and effect until November 30, 2007 and continue on an annual basis thereafter with respect to each Series covered by this Agreement; provided that such annual continuance is specifically approved each year by (i) the Board of Trustees of the Fund, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Series, and (ii) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Series shall be effective to continue this Agreement with respect to such Series notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Series or
      (ii) that this agreement has not been approved by the vote of a majority of the outstanding shares of the Fund, unless such approval shall be required by any other applicable law or otherwise. Notwithstanding the foregoing, this Agreement may be terminated with respect to any Series covered by this Agreement: (i) by the Manager at any time, upon sixty (60) days' written notice to the Sub-Adviser and the Fund, (ii) at any time without payment of any penalty by the Fund, by the Fund's Board of Trustees or a majority of the outstanding voting securities of each

      Series, upon sixty (60) days' written notice to the Manager and the Sub-Adviser, or (iii) by the Sub-Adviser upon ninety (90) days' written notice unless the Fund or the Manager requests additional time to find a replacement for the Sub-Adviser, in which case the Sub-Adviser shall allow the additional time requested by the Fund or Manager not to exceed thirty
      (30) additional days beyond the initial ninety-day notice period; provided, however, that the Sub-Adviser may terminate this Agreement at any time without penalty, with respect to any Series immediately, effective upon written notice to the Manager and the Fund, in the event
      (i) either the Sub-Adviser (acting in good faith) or the Manager ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment management services under applicable law or pursuant to its respective contract with the Fund;
      (ii) the Manager becomes bankrupt or otherwise incapable of carrying out its obligations under this Agreement or the Management Agreement; and/or
      (iii) the Sub-Adviser does not receive compensation for its services from the Manager or the Fund as required by the terms of this agreement.

            In the event of termination for any reason, all records of each Series for which the Agreement is terminated shall promptly be returned to the Manager or the Fund, free from any claim or retention of rights in such record by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. This Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act). In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 9, 10, 13, 14, 15 and 16 of this Agreement shall remain in effect, as well as any applicable provision of this Section numbered 17 and, to the extent that only amounts are owed to the Sub-Adviser as compensation for services rendered while the agreement was in effect,
      Section 6.

            (b) Notices. Any notice must be in writing and shall be sufficiently given (1) when delivered in person, (2) when dispatched by telegram or electronic facsimile transfer (confirmed in writing by postage prepaid first class air mail simultaneously dispatched), (3) when sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) when sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

            If to the Fund:

            ING Mutual Funds
            7337 East Doubletree Ranch Road
            Scottsdale, AZ 85258
            Attention:  Huey P. Falgout, Jr.

            If to the Manager:

            ING Investments, LLC
            7337 East Doubletree Ranch Road
            Scottsdale, AZ  85258
            Attention:  Huey P. Falgout, Jr.

            If to the Sub-Adviser:

            Tradewinds NWQ Global Investors, LLC

            2049 Century Park East
            Los Angeles, CA  90067
            Attention:  General Counsel

      18. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved as required by applicable law.

      19. Miscellaneous.

            (a) This Agreement shall be governed by the laws of the State of Arizona, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder, and without regard for the conflicts of laws principle thereof. The term "affiliate" or "affiliated person" as used in this Agreement shall mean "affiliated person" as defined in Section 2(a)(3) of the 1940 Act.

            (b) The Manager and the Sub-Adviser acknowledge that the Fund enjoys the rights of a third-party beneficiary under this Agreement, and the Manager acknowledges that the Sub-Adviser enjoys the rights of a third party beneficiary under the Management Agreement.

            (c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

            (d) To the extent permitted under Section 17 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other parties.

            (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

            (f) Except as otherwise contemplated in this Agreement, nothing herein shall be construed as constituting the Sub-Adviser as an agent or co-partner of the Manager, or constituting the Manager as an agent or co-partner of the Sub-Adviser.

            (g) This Agreement may be executed in counterparts.


            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                          ING INVESTMENTS, LLC


                                          By: /s/ Todd Modic
                                              ----------------------------------
                                              Todd Modic
                                              Senior Vice President


                                          TRADEWINDS NWQ GLOBAL INVESTORS, LLC


                                          By: /s/ Darcy A. Gratz
                                              ----------------------------------

                                          Name: Darcy A. Gratz
                                                --------------------------------

                                          Title: Vice President
                                                 -------------------------------

                                   SCHEDULE A

                               with respect to the

                             SUB-ADVISORY AGREEMENT

                                     between

                              ING INVESTMENTS, LLC

                                       and

                      TRADEWINDS NWQ GLOBAL INVESTORS, LLC

                                                                    Annual Sub-Adviser Fee
Series                                                  (as a percentage of average daily net assets)
ING International Value Choice Fund                           0.50% on the initial $300 million;
                                                        0.55% thereafter at any aggregate asset level.

[LOGO ING FUNDS]

April 24, 2006

Tradewinds NWQ Globals Advisors, LLC
Attention: General Counsel
2049 Century Park East
Los Angeles, CA 90067

Dear Sir or Madam:

      Pursuant to Section 1 of the Sub-Advisory Agreement dated April 3, 2006, between ING Investments, LLC and Tradewinds NWQ Global Advisors, LLC (the "Agreement") we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Global Value Choice Fund, a series of ING Mutual Funds (the "Fund"), upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to Schedule A of the Agreement, effective April 24, 2006. The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached hereto.

      Please signify your acceptance to act as Sub-Advisor under the agreement with respect to the Fund by signing below.

                                                   Very sincerely,


                                                   /s/ Todd Modic
                                                   -----------------------------
                                                   Todd Modic
                                                   Senior Vice President
                                                   ING Investments, LLC

ACCEPTED AND AGREED TO:
Tradewinds NWQ Global Advisors, LLC


By: /s/ Darcy A. Gratz
    ----------------------
Name:   Darcy A. Gratz
Title:  Vice President, Duly Authorized

                               AMENDED SCHEDULE A

                               with respect to the

                             SUB-ADVISORY AGREEMENT

                                     between

                              ING INVESTMENTS, LLC

                                       and

                       TRADEWINDS NWQ GLOBAL ADVISORS, LLC

Series                                                   Annual Sub-Advisor Fee
                                               (as a percentage of average daily net assets)

ING Global Value Choice Fund                    0.40% on the value of the net assets of the
                                                 Series Equal to the amount transitioned to
                                                  the Sub-Advisor's management pursuant to
                                                             this Agreement
                                                        (the "Transitioned Amount")

                                               0.60% computed on aggregate net assets in
                                                    excess of the Transitioned Amount

ING International Value Choice Fund                 0.50% on the initial $300 million;
                                              0.55% thereafter at any aggregate asset level


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